Exhibit 99.1
NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports First Quarter Results
Declares Quarterly Cash Dividend
Company schedules conference call for May 7, 2009 at 12:00 P.M. Eastern
     DALLAS, TEXAS, May 6, 2009 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2009. Net income for the first quarter of 2009 was $17.4 million, or $0.37 per share, compared to net loss of ($33.6) million, or ($0.72) per share, for the same period last year. Excluding special items, Alon recorded net income of $17.4 million, or $0.37 per share, for the first quarter of 2009, compared to net loss of ($25.2) million, or ($0.54) per share, for the same period last year. Special items for the first quarter of 2008 included after-tax losses for net costs associated with the Big Spring refinery fire of $9.7 million partially offset by an after-tax gain of $1.4 million recognized on disposition of assets. There were no special items to report for the first quarter of 2009.
     Jeff Morris, Alon’s President and CEO, commented, “We are pleased with the progress we have made during the past year. It was only a little over a year ago when I shared with you the news of the fire at our Big Spring refinery. Today, I have the pleasure of conveying that not only have we recovered, we have made measurable strides forward in our refinery operations, capital structure and growth prospects.
     “We recently amended in April 2009 our term loan and revolving credit facility associated with our newest acquisition, the Krotz Springs refinery, which allowed us to delever our Krotz Springs refinery debt by approximately 50%. Our term loan has been reduced to approximately $165 million from $300 million and cash borrowings under our revolving credit facility have been decreased by approximately $100 million. This was achieved, in part, due to the successful unwind and liquidation of the heating oil crack spread hedge that was put in place in July 2008, realizing approximately $185 million in proceeds, including the release of $50 million of cash collateral supporting the hedge.
     “We also received during the first quarter of 2009 over $110 million in cash relating to the income tax receivables discussed in the year-end earnings conference call. This cash was applied primarily to reduce borrowings under the Alon USA, LP revolver facility. Thus, it is expected that Alon will reduce its total consolidated debt by approximately $400 million during 2009 using cash from operations, proceeds from unwinding the heating oil hedge, proceeds from income tax receivables and reductions in working capital.
     “As we continue into 2009, we are planning to capitalize upon the momentum we’ve developed by continuing our efforts to strengthen our balance sheet by reducing debt, increase our shareholder value by generating positive operating results and grow our organization by investing in projects consistent with our growth strategy.”
     Refinery operating margin at the Big Spring refinery was $13.63 per barrel for the first quarter of 2009 compared to $6.54 per barrel for the same period in 2008. This increase was primarily due to the depressed margins experienced in conjunction with the fire at the Big Spring refinery on February 18, 2008. Refinery operating margin at the California refineries was $1.16 per barrel for the first quarter of 2009 compared to ($1.80) per barrel for the same period in 2008. This increase primarily resulted from a 56% decrease in WTI prices from $98.00 per barrel in the first quarter of 2008 to $43.10 per barrel in the first quarter of 2009. The Krotz Springs refinery operating margin for the first quarter of 2009 was $13.19 per barrel.
     The combined refineries throughput for the first quarter of 2009 averaged 146,890 barrels per day (“bpd”), consisting of 64,417 bpd at the Big Spring refinery, 28,761 bpd at the California refineries, and 53,712 bpd at the Krotz Springs refinery, compared to a combined average of 66,682 bpd in the first quarter of 2008, consisting of 29,270 bpd at the Big Spring refinery and 37,412 bpd at the California refineries. The Big Spring refinery had higher throughput in the first quarter of 2009 compared to the first quarter of 2008 primarily due to last year’s fire at the Big Spring refinery. Throughput at the California refineries was lower in the first quarter of 2009 due to a planned turnaround and completion of the naphtha hydrotreater unit which will increase finished gasoline production by approximately 50%.
     Gulf Coast 3-2-1 average crack spreads increased to $9.65 per barrel for the first quarter of 2009 compared to $9.42 per barrel for the first quarter of 2008. West Coast 3-2-1 average crack spreads increased to $17.92 per barrel for the first quarter of 2009 compared to $16.53 per barrel for the first quarter of 2008. The WTI/WTS crude oil differentials for the first quarter of 2009 decreased to $0.94 per barrel compared to $4.67 per barrel for the first quarter of 2008.
     Asphalt margins for the first quarter of 2009 decreased to an average of ($51.48) per ton compared to $42.31 per ton for the first quarter of 2008. The lower asphalt margins were a result of a charge to cost of goods sold of $160.09 per ton in the first quarter of 2009 due to a build-up of winter fill inventories that will be sold primarily during the upcoming second and third quarters, while asphalt prices were declining. Also, the average asphalt sales price decreased 20.7% from $396.07 per ton in the first quarter of 2008 to $314.16 per ton in the first quarter of 2009 for blended asphalt and the average asphalt sales price decreased 30.2% from $177.30 per ton in the first quarter of 2008 to $123.73 per ton in the first quarter of 2009 for non-blended asphalt. The percentage decrease in asphalt sales price for both blended and non-blended asphalt was less than the 56% decrease in WTI prices for the same periods.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on June 15, 2009 to shareholders of record as of May 29, 2009.
     The Company has scheduled a conference call for Thursday, May 7, 2009, at 12:00 p.m. Eastern, to discuss the first quarter 2009 results. To access the call, please dial 800-240-4186, or 303-262-2190, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through May 22, 2009, and may be accessed by calling 800-405-2236, or 303-590-3000, for international callers, and using the passcode 11130251#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon markets under the FINA branded name to approximately 700 additional locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2008 IS UNAUDITED)

	For the Three Months Ended
	March 31,
	2009	2008
	(dollars in thousands,
	except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$722,180	$1,020,763
Operating costs and expenses:
Cost of sales	539,730	968,997
Direct operating expenses	68,864	42,289
Selling, general and administrative expenses (2)	31,915	28,854
Net costs associated with fire (3)	—	16,462
Depreciation and amortization (4)	22,090	13,745

Total operating costs and expenses	662,599	1,070,347

Gain on disposition of assets	—	2,311

Operating income (loss)	59,581	(47,273)
Interest expense (5)	(28,256)	(10,656)
Equity earnings (losses) of investees	(3)	316
Other income, net	257	745

Income (loss) before income tax expense (benefit), non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	31,579	(56,868)
Income tax expense (benefit)	10,995	(21,093)

Income (loss) before non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	20,584	(35,775)
Minority interest in income (loss) of subsidiaries	1,083	(2,197)
Accumulated dividends on preferred stock of subsidiary	2,150	—

Net income (loss)	$17,351	$(33,578)

Earnings (loss) per share, basic and diluted	$0.37	$(0.72)

Weighted average shares outstanding, basic (in thousands)	46,806	46,782

Cash dividends per share	$0.04	$0.04

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$119,527	$(49,624)
Investing activities	(15,009)	16,868
Financing activities	(104,679)	(4,724)

OTHER DATA:
Adjusted net income (loss) (6)	$17,351	$(25,198)
Earnings (loss) per share, excluding net costs associated with fire, net of tax and after-tax gain on disposition of assets (6)	$0.37	$(0.54)
Adjusted EBITDA (7)	81,925	(34,778)
Capital expenditures (8)	10,357	9,182
Capital expenditures to rebuild the Big Spring refinery	32,135	—
Capital expenditures for turnaround and chemical catalyst	7,363	1,609

	March 31,	December 31,
	2009	2008
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$18,293	$18,454
Working capital	186,869	250,384
Total assets	2,407,794	2,413,433
Total debt	1,002,343	1,103,569
Total equity	555,583	536,867

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended
	March 31,
	2009	2008
	(dollars in thousands, except per
	barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$586,928	$772,039
Operating costs and expenses:
Cost of sales	422,994	755,957
Direct operating expenses	58,371	30,473
Selling, general and administrative expenses	7,327	4,389
Net costs associated with fire (3)	—	16,462
Depreciation and amortization	18,037	9,630

Total operating costs and expenses	506,729	816,911

Gain on disposition of assets	—	2,311

Operating income (loss)	$80,199	$(42,561)

KEY OPERATING STATISTICS:
Total unbranded sales volume (bpd)	122,459	63,707
Per barrel of throughput:
Refinery operating margin — Big Spring (10)	$13.63	$6.54
Refinery operating margin — CA Refineries (10)	1.16	(1.80)
Refinery operating margin — Krotz Springs (10)	13.19	N/A
Refinery direct operating expenses — Big Spring (11)	3.60	5.93
Refinery direct operating expenses — CA Refineries (11)	5.84	4.31
Refinery direct operating expenses — Krotz Springs (11)	4.63	N/A
Capital expenditures	9,398	7,702
Capital expenditures to rebuild Big Spring refinery	32,135	—
Capital expenditures for turnaround and chemical catalyst	7,363	1,609

PRICING STATISTICS:
WTI crude oil (per barrel)	$43.10	$98.00
WTS crude oil (per barrel)	42.16	93.33
MAYA crude oil (per barrel)	38.58	81.15
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$9.65	$9.42
Group III (12)	9.72	10.10
West Coast (12)	17.92	16.53
Crack spreads (6/1/2/3) (per barrel):
West Coast (12)	$6.21	$(0.86)
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$9.48	$9.52
Crude oil differentials (per barrel):
WTI less WTS (13)	$0.94	$4.67
WTI less MAYA (13)	4.52	16.85
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.218	$2.431
Gulf Coast ultra low-sulfur diesel	1.331	2.811
Group III unleaded gasoline	1.232	2.449
Group III ultra low-sulfur diesel	1.309	2.823
West Coast LA CARBOB (unleaded gasoline)	1.505	2.690
West Coast LA ultra low-sulfur diesel	1.349	2.799
Natural gas (per MMBTU)	$4.47	$8.74

THROUGHPUT AND YIELD DATA:
BIG SPRING

		For the Three Months Ended
	March 31,
	2009		2008
	bpd	%	bpd	%

Refinery throughput:
Sour crude	55,452	86.1	25,034	85.6
Sweet crude	7,864	12.2	2,378	8.1
Blendstocks	1,101	1.7	1,858	6.3

Total refinery throughput (14)	64,417	100.0	29,270	100.0

Refinery production:
Gasoline	28,265	44.9	13,976	48.0
Diesel/jet	21,737	34.5	7,640	26.2
Asphalt	5,228	8.3	3,098	10.6
Petrochemicals	3,026	4.8	1,402	4.8
Other	4,672	7.5	3,046	10.4

Total refinery production (15)	62,928	100.0	29,162	100.0

Refinery utilization (16)		90.5%		40.8%
THROUGHPUT AND YIELD DATA:
CALIFORNIA REFINERIES

		For the Three Months Ended
	March 31,
	2009		2008
	bpd	%	bpd	%

Refinery throughput:
Sour crude	12,225	42.5	10,702	28.6
Heavy crude	16,498	57.4	25,551	68.3
Blendstocks	38	0.1	1,159	3.1

Total refinery throughput (14)	28,761	100.0	37,412	100.0

Refinery production:
Gasoline	3,266	11.5	5,505	15.3
Diesel/jet	6,215	22.0	8,622	23.9
Asphalt	8,735	30.9	10,398	28.9
Light unfinished	1,909	6.7	0	0.0
Heavy unfinished	7,796	27.6	11,282	31.4
Other	370	1.3	197	0.5

Total refinery production (15)	28,291	100.0	36,004	100.0

Refinery utilization (16)		58.5%		50.0%
THROUGHPUT AND YIELD DATA:
KROTZ SPRINGS

	For the Three Months Ended
	March 31,
	2009
	bpd	%

Refinery throughput:
Light sweet crude	27,423	51.1
Heavy sweet crude	20,083	37.4
Blendstocks	6,206	11.5

Total refinery throughput (14)	53,712	100.0

Refinery production:
Gasoline	24,449	44.7
Diesel/jet	24,468	44.7
Heavy oils	887	1.6
Other	4,885	9.0

Total refinery production (15)	54,689	100.0

Refinery utilization (16)		57.2%

ASPHALT SEGMENT

	For the Three Months Ended
	March 31,
	2009	2008
	(dollars in thousands,
	except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$50,760	$103,940
Operating costs and expenses:
Cost of sales (17)	60,233	92,135
Direct operating expenses	10,493	11,816
Selling, general and administrative expenses	1,154	1,386
Depreciation and amortization	538	532

Total operating costs and expenses	72,418	105,869

Operating loss	$(21,658)	$(1,929)

KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	147	249
Non-blended asphalt sales volume (tons in thousands) (19)	37	30
Blended asphalt sales price per ton (18)	$314.16	$396.07
Non-blended asphalt sales price per ton (19)	$123.73	$177.30
Asphalt margin per ton (20)	$(51.48)	$42.31
Capital expenditures	$162	$213
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended
	March 31,
	2009	2008
	(dollars in thousands,
	except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$167,470	$309,254
Operating costs and expenses:
Cost of sales (17)	139,481	285,375
Selling, general and administrative expenses	23,244	22,928
Depreciation and amortization	3,368	3,360

Total operating costs and expenses	166,093	311,663

Operating income (loss)	$1,377	$(2,409)

KEY OPERATING STATISTICS:
Integrated branded fuel sales (thousands of gallons) (21)	63,646	54,158
Integrated branded fuel margin (cents per gallon) (21)	4.7	1.8
Non-Integrated branded fuel sales (thousands of gallons) (21)	3,146	38,269
Non-Integrated branded fuel margin (cents per gallon) (21)	10.1	(0.2)

Number of stores (end of period)	306	307
Retail fuel sales (thousands of gallons)	28,183	24,871
Retail fuel sales (thousands of gallons per site per month)	31	27
Retail fuel margin (cents per gallon) (22)	16.8	18.4
Retail fuel sales price (dollars per gallon) (23)	$1.88	$3.10
Merchandise sales	$63,053	$58,455
Merchandise sales (per site per month)	67	63
Merchandise margin (24)	31.7%	31.4%
Capital expenditures	$219	$1,127

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $11,044 and $9,654 for the three months ended March 31, 2009 and 2008, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $190 and $151 for the three months ended March 31, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(3)	Net costs associated with fire for the three months ended March 31, 2008 includes $11,672 of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $4,000 for our insurance deductibles under the insurance policies; and $790 for depreciation for the temporarily idled facilities.

(4)	Includes corporate depreciation and amortization of $147 and $223 for the three months ended March 31, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(5)	Interest expense of $28,256 for the three months ended March 31, 2009 includes $5,715 related to the unwind of the heating oil hedge. The remaining increase compared to interest expense of $10,656 for the three months ended March 31, 2008 is primarily due to interest on borrowings related to the Krotz Springs refinery acquisition and operations.

(6)	The following table provides a reconciliation of net income (loss) under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings (loss) per common share, excluding after-tax loss on net costs associated with fire and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income (loss) and earnings (loss) per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended
	March 31,
	2009	2008
	(dollars in thousands,
	except per share data)
Net income (loss)	$17,351	$(33,578)
Plus: Net costs associated with fire, net of tax	—	9,749
Less: Gain on disposition of assets, net of tax	—	(1,369)

Adjusted net income (loss)	$17,351	$(25,198)

Weighted average shares outstanding (in thousands)	46,806	46,782

Earnings (loss) per share, excluding net costs associated with fire, net of tax and after-tax gain on disposition of assets	$0.37	$(0.54)

(7)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors during periods of normal operations because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest has on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income (loss) to Adjusted EBITDA for the three months ended March 31, 2009 and 2008, respectively:

	For the Three Months Ended
	March 31,
	2009	2008
	(dollars in thousands)
Net income (loss)	$17,351	$(33,578)
Non-controlling interest in income (loss) of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	3,233	(2,197)
Income tax expense (benefit)	10,995	(21,093)
Interest expense	28,256	10,656
Depreciation and amortization	22,090	13,745
Gain on disposition of assets	—	(2,311)

Adjusted EBITDA	$81,925	$(34,778)

Adjusted EBITDA for the three months ended March 31, 2008 includes net costs associated with fire at the Big Spring refinery of $16,462.

(8)	Includes corporate capital expenditures of $578 and $140 for the three months ended March 31, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(9)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market price. These intersegment sales are eliminated through consolidation of our financial statements.

(10)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of unrealized hedging gains and losses) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. There were unrealized hedging gains of $0.1 million and $4.8 million for the California refineries for the three months ended March 31, 2009 and 2008, respectively. There were unrealized hedging gains of $18.0 million for the Krotz Springs refinery for the three months ended March 31, 2009. The Big Spring refinery had no unrealized hedge gains or losses for the three months ended March 31, 2009 or 2008.

(11)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(12)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. A 2/1/1 crack spread in a given region is calculated assuming that two barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and No. 2 diesel and the market value of WTI crude oil.

(13)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(14)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(15)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery. Total refinery production at the Big Spring refinery for the three months ended March 31, 2008 was reduced due to the fire on February 18, 2008.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. The 2008 refinery utilization at our Big Spring refinery was affected by the fire on February 18, 2008 which ceased production at the refinery until limited operations were resumed on April 5, 2008.

(17)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery. Due to the fire on February 18, 2008 at the Big Spring refinery, more fuel was obtained from third-party suppliers during the three months ended March 31, 2008. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(22)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(23)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(24)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.
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